Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this registration statement on Form F-3 (the “Registration Statement”) of our reports dated April 1, 2011 relating to the consolidated financial statements and related financial statements included in Schedule 1 of Melco Crown Entertainment Limited (the “Company”) as of December 31, 2010 and 2009 and for each of the three years in the period ended December 31, 2010, and the effectiveness of the Company’s internal control over financial reporting, appearing in the prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the heading “Experts” in such prospectus.

/s/ Deloitte Touche Tohmatsu

Deloitte Touche Tohmatsu

Hong Kong

November 29, 2011